EXHIBIT 99.1

PRESS RELEASE       Contact:    Carrizo Oil & Gas, Inc.
                                B. Allen Connell, Director of Investor Relations
                                Paul F. Boling, Chief Financial Officer
                                (281) 496-1352

CARRIZO OIL & GAS, INC. COMPLETES DEBT FINANCING AND UPDATES THIRD QUARTER OPERATIONS

HOUSTON, November 3, 2004 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) announced today that it has entered into a debt agreement, issuing $18 million of 10% secured senior subordinated Notes due in December 2008 (the "Notes"). The Notes and Carrizo's Senior Subordinated Notes are held by affiliates of HBK Investments L.P. (the "Purchaser"). The Company's obligations under the Notes are (1) secured by a 2nd lien on Carrizo's assets and (2) subordinated to Carrizo's senior bank debt.

Net of a 10% discount on the face amount of the Notes (before debt issuance costs), the Company received proceeds of approximately $16.2 million which will primarily be used in its aggressive Barnett Shale development which has now grown to more than 20,000 net acres. Current Barnett Shale operations include the drilling of four horizontal wells (Operated: - in Wise County - 73% W.I. and Parker County - 63% W.I.; and Non-operated: - in Denton County - 22% W.I. and Tarrant County 22% W.I.). These wells will bring Carrizo's well count in the four counties to 59 gross (22 net).

The debt agreement also provides Carrizo the option to issue up to $10 million of additional Notes to the Purchaser over the next two years under the same terms. Certain terms and conditions of the Notes and other Carrizo options, include: (1) no mandatory amortization before maturity in 2008, (2) the option, subject to certain conditions, to make interest payments, principal prepayments and payments at maturity with Carrizo's common stock (issuable at 90 percent of an average market price as determined prior to issuance), (3) the option at any time to redeem all or any portion of the outstanding Notes with no prepayment penalty and (4) a "PIK" interest option, during the period ended June 5, 2006, to pay-in-kind 50% of the interest due each period by increasing the principal balance by a like amount.

Paul F. Boling, Carrizo's Vice President and Chief Financial Officer, commented, "This new financing provides significant flexibility along with improved liquidity for the Company, funds to continue aggressive development of our Barnett Shale play and helps optimize the level of borrowing capacity with our senior bank facility. Other than our option to use common stock as a source of repayment, Carrizo has been able to obtain this financing without issuing common equity."

Carrizo also today announced the operating results for the third quarter of 2004. In South Texas and Louisiana, the Company participated in the drilling of eight gross exploratory wells, six of which were successful, resulting in a 75 percent apparent success rate for the quarter. One of the wells went to sales in September, four more went online in October and one well is waiting on a pipeline hookup. As of the end of the third quarter, drilling operations were underway on four additional wells. Through the first nine months of the year, Carrizo drilled 29 wells, 23 of which were successful, for an apparent 79 percent success rate in South Texas and Louisiana. In the Company's Barnett Shale play in North Texas, Carrizo participated in the drilling of eight gross wells in the third quarter, all of which were successful. Two wells have been completed to sales and six wells are in the process of being completed. Drilling operations are currently underway on four additional wells, all of which are horizontals. Since the beginning of the year, Carrizo has drilled 27 gross Barnett Shale wells, all of which were successful, bringing our total to 59 gross wells with 32 wells on production.


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Production  during the third  quarter of 2004 was  estimated to be 2.04 Bcfe, or three percent above the 1.99 Bcfe of production in the second quarter of 2004. Third quarter 2004 production would have been 2.08 Bcfe or five percent above the previous quarter if not for the impact of (1) shutdowns on four wells in South Louisiana for Hurricane Ivan and (2) the six-day workover of the Carrizo operated Shadyside #1 well in September. The Shadyside #1 was placed back on production on September 28, 2004. Estimated production during the first nine months of 2004 has reached a level of 5.89 Bcfe or five percent above the 5.61 Bcfe of production in the first nine months of 2003.

Natural gas comprised 79 percent of total third quarter 2004 production equivalent. Carrizo estimates that third quarter 2004 sales prices averaged approximately $5.70 per Mcf and $43.57 per barrel. These prices include the effects of hedging activities, which resulted in a decrease of the realized price of natural gas by approximately $0.13 per Mcf and a decrease in the realized price of oil by approximately $2.44 per barrel.

"While production in the third quarter continued our sequential growth, it would have been more favorable without the impact of Hurricane Ivan, the Shadyside #1 workover and delays in completions," commented S.P. Johnson IV, Carrizo's President and Chief Executive Officer. "We are quite encouraged by the rapid increase in production in the second half of October. Production is currently
26.0 Mmcfe per day compared to the average 22.2 Mmcfe per day in the third quarter. In addition, we expect additional production from three Gulf Coast wells and several Barnett Shales currently being completed to sales."

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Additional information regarding the Notes and related transactions is included in the Company's Current Report on Form 8-K, expected to be filed soon with the SEC.

Statements in this news release, including but not limited to those relating to the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including the use of proceeds, options to issue common stock or Notes, potential effects or timing, cash flow, reserve growth and shareholder value, the expected timing of drilling of additional wells, plans for the drilling program and other statements and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the satisfaction of required conditions for the exercise of the option for the Company to issue additional Notes or to issue common stock, the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission.